SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2008

ESMARK INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33851	20-8626148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (304) 234-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

Merger Agreement

On June 25, 2008, Esmark Incorporated (the “Company”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with OAO Severstal (“Severstal”) pursuant to which, among other things, Severstal, through an affiliate ( “Purchaser”), would acquire all of the outstanding shares (the “Shares”) of common stock, par value $0.01 per share (“Company Common Stock”) of the Company at a price of $19.25, net to the seller in cash (the “Offer Price”), and that after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the Purchaser will be merged with and into the Company (the “Merger”). As a result of the Merger, the Company will continue as the surviving corporation and will become an indirect wholly-owned subsidiary of Severstal. At the effective time of the Merger, each Share then outstanding (other than Shares held by the Company, Severstal, Purchaser or any other direct or indirect wholly-owned subsidiary of Severstal and Shares held by stockholders of the Company who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL) shall be canceled and converted automatically into the right to receive $19.25 per Share in cash without interest.

The Merger Agreement provides that Severstal or Purchaser will, within five business days of the date of the Merger Agreement, amend their previously commenced $17.00 cash tender offer to reflect the execution and terms of the Merger Agreement, including the increase in the Offer Price to $19.25 (the “Offer”). Purchaser’s obligation to accept for payment Shares tendered pursuant to the Offer is subject to the satisfaction or waiver of a number of offer conditions set forth in the Merger Agreement, including, among other things: (i) there having been validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of shares of Company Common Stock that, when added to the Shares, if any, then owned by Severstal or any of its subsidiaries, shall constitute a majority of the outstanding shares of Company Common Stock on a fully diluted basis immediately prior to the expiration of the Offer (including, without limitation, all Shares issuable upon the exercise of any options or rights (other than the preferred share purchase rights)) (the “Minimum Tender Condition”); (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or having been terminated prior to the expiration of the Offer; (iii) the period of time for any applicable review process by the Committee on Foreign Investment in the United States under the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, having expired or having been terminated prior to the expiration of the Offer; and (iv) certain other customary closing conditions described in the Merger Agreement.

The applicable waiting period under the HSR Act expired at 11:59 p.m., Eastern Daylight Time, on June 30, 2008, thereby satisfying the condition set forth in (ii) above.

Purchaser and Severstal have agreed not to (i) change or waive the Minimum Tender Condition, (ii) reduce the Offer Price per Share or decrease the number of Shares sought to be purchased in the Offer, (iii) change the expiration date of the Offer, except as permitted by the Merger Agreement, (iv) impose additional conditions to the Offer in addition to those set forth in the Merger Agreement or (v) amend any other term of the Offer in a manner that is materially adverse to the holders of Shares, in each case, without the prior written consent of the Company.

The Merger Agreement also grants to Purchaser an irrevocable option to purchase that number of newly-issued Shares that is equal to one Share more than the amount needed to give the Purchaser ownership of 90% of the outstanding Shares on a fully-diluted basis (the “Top-Up Option”). The Top-Up Option will be exercisable only after the purchase of Shares pursuant to the Offer by Severstal or Purchaser which results in the beneficial ownership of at least 85% of the outstanding Shares. The Purchaser will pay the Company the Offer Price for each Share acquired upon exercise of the Top-Up Option.

The Merger Agreement provides that the Company will file with the SEC an amendment to its Schedule 14D-9 reflecting the recommendation of the Board that holders of Shares tender their Shares into the Offer, and will disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act.

The closing of the Merger is subject to customary closing conditions. Depending on the number of Shares held by Severstal and Purchaser after Purchaser’s acceptance of the Shares tendered in accordance with the terms of the Offer (and, if applicable, Purchaser’s acquisition of Company Common Stock pursuant to the Top-Up Option), approval of the Merger by the holders of the outstanding shares of Company Common Stock remaining after the completion of the Offer may be required.

Pursuant to the Merger Agreement, the business of the Company and its subsidiaries will be conducted in the ordinary course of business consistent with past practice. The Company’s operations prior to closing of the Merger are further restricted by specific covenants, subject to certain exceptions and materiality standards and thresholds, limiting the Company’s ability to, among other things, amend its governing documents, pay or declare dividends, issue stock or options, incur indebtedness, acquire or dispose of businesses or assets, increase compensation, enter into, amend or modify employee benefit plans or arrangements, amend or terminate material contracts, make capital expenditures, make loans, capital contributions or investments in other persons, change accounting methods or tax elections, settle material claims or litigation, adopt a plan of liquidation, merger or other reorganization, or take any action that would reasonably be expected to result in the conditions to the Merger not being satisfied.

The Company has also agreed not to solicit or engage in discussions with third parties regarding other proposals to acquire the Company, subject to specified exceptions. The Merger Agreement also includes termination provisions for both the Company and Severstal. In connection with the termination of the Merger Agreement under specified circumstances involving a superior proposal to acquire the Company or a change in the recommendation by the Company’s Board of Directors of the transaction to Company stockholders, the Company may be required to pay Severstal a termination fee of $24.5 million plus an amount equal to Severstal’s actual documented out-of-pocket fees and expenses not to exceed $2 million incurred by Severstal and Purchaser in connection with the transactions contemplated by the Merger Agreement.

Concurrently with the execution of the Merger Agreement, Severstal paid to Essar Steel Holdings Limited (“Essar Steel”) certain amounts due under the Assignment (described below) including $24 million in connection with termination of the memorandum of agreement with Essar Steel Holdings Limited (“Essar Steel”). If the Merger Agreement is terminated in specified circumstances requiring payment of the termination fee described above, the Company has agreed to reimburse Severstal in an amount equal to $24 million.

A copy of the Merger Agreement is attached as Exhibit 2.1 to this report and is incorporated herein by reference. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

The Merger Agreement contains customary representations and warranties that the parties to the Merger Agreement made to (and solely for the benefit of) each other, including representations by the Company as to the Company’s organization, capitalization, corporate authorizations, consents and approvals, filings with the SEC, absence of certain changes or events, litigation, employee benefit matters, taxes, material contracts, real property, compliance with laws, environmental matters, the Schedule 14D-9, brokers, fairness opinions, Delaware Section 203 and other state takeover statutes and the Rights Agreement. Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying confidential disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

As a condition and inducement to Severstal’s entering into the Merger Agreement, Franklin Mutual Advisers, LLC (“FMA”), as agent for each of the funds listed on the signature page thereto (each, a “Supporting Stockholder”), entered into a Tender and Support Agreement (the “Support Agreement”) with Severstal whereby such stockholders have agreed to tender or cause to be tendered all of such Supporting Stockholders’ Shares in accordance with the terms of the Offer and to vote such shares in a manner favorable to the Offer and the Merger. The Supporting Stockholders own an aggregate of 23,740,689 Shares, representing approximately 60% of the Shares outstanding as of the close of business on June 25, 2008.

Financing Arrangements

Assignment of the Essar Financing Agreements

In connection with the Merger Agreement, on June 25, 2008, Severstal entered into an Assignment and Assumption Agreement (the “Assignment”) with Essar Steel, whereby Severstal purchased from Essar Steel all of the loans under the financing arrangements between the Company (or its subsidiaries) and Essar Steel which are referenced below as the ESSG Term Loan Agreement and the WPSC Term Loan Agreement (collectively, the “Essar Financing Agreements”). Under the terms of the Assignment, Severstal, on behalf of the Company, also paid Essar Steel certain termination and change of control fees and prepayment penalties in connection with (1) the termination of the Memorandum of Agreement, dated as of April 30, 2008, with Essar Steel, including the $25 million termination fee, inclusive of expenses, and (2) the termination of Essar Steel’s interest under the Essar Financing Agreements, including a $20.3 million payment in lieu of the exercise by Essar Steel of its conversion option under the Essar Financing Agreements.

In connection with the Assignment, the Company entered into the following financing arrangements:

Esmark Note

On June 26, 2008, the Company delivered a promissory note to Severstal (the “Esmark Note”) in the principal amount equal to $22,205,667, which evidences the Company’s obligations to reimburse Severstal for amounts paid by Severstal on behalf of the Company under the Assignment with respect to (i) certain prepayment premiums which otherwise would have been due to Essar Steel under the Essar Financing Agreements had such agreements terminated, (ii) payments made in lieu of the exercise by Essar Steel of its conversion option under the Essar Financing Agreements and (iii) certain Essar Steel transaction expenses.

The maturity date of the Esmark Note is September 30, 2009, and is unsecured.

The obligations under the Esmark Note bear interest at the three-month LIBOR rate plus 0.5% per annum, compounded quarterly and payable at maturity. The Esmark Note can be voluntarily prepaid under certain conditions and must be prepaid in the event of a change of control of the Company not involving Severstal. In the event of a change of control not involving Severstal, the interest rate shall retroactively increase by an additional 6.0% per annum from June 26, 2008 in addition to the interest rate thereon.

The Esmark Note contains a covenant that restricts the ability of the Company to engage in certain business operations, incur indebtedness, liabilities and financial obligations and own, lease, operate or manage assets.

The Esmark Note provides for certain events of default, including failure to pay any principal or interest when due, the fact that any representation or warranty made by the Company or any of its subsidiaries is materially incorrect when made, failure to comply with covenants, occurrence of a an event of default (after giving effect to any applicable grace or cure periods) under the ESSG Term Loan Agreement or the WPC Term Loan Agreement, commencement of certain bankruptcy, insolvency or receivership events affecting the Company and occurrence of a change in control. Upon the occurrence of certain bankruptcy, insolvency or receivership related events of default, principal amount of the Esmark Note automatically becomes due and payable, and upon the occurrence of other events of default, the principal amount of the Esmark Note may be declared to be due and payable.

Amendment to the ESSG Term Loan Agreement

Esmark Steel Service Group, Inc., a wholly-owned subsidiary of the Company (“ESSG”), entered into Amendment No. 2, dated as of June 26, 2008 (the “ESSG Amendment”), to the Term Loan Agreement, dated as of May 2, 2008 (the “ESSG Term Loan Agreement”), by and among the Company, ESSG, the subsidiaries of ESSG party thereto, the Lenders party thereto, and Severstal (as successor to Essar Steel), as administrative agent for the Lenders. The ESSG Amendment provides for, among other things, (1) the extension of the maturity date under the ESSG Term Loan Agreement to September 30, 2009, (2) the amendment of certain provisions and definitions in the ESSG Term Loan Agreement which acknowledge Severstal as lender and administrative agent, (3) the amendment of certain provisions to permit the indebtedness under the Esmark Successor Note and (4) the amendment of the change of control provision to permit the Merger Agreement with Severstal so that on a change of control not involving Severstal, or earlier with the consent of the Company, Severstal, the lender under the ESSG Term Loan Agreement will have the right to purchase up to three million shares (minus the number of shares, if any, converted under the WPC Term Loan Agreement described below) of Company Common Stock at a price of $12.50 per share, instead of repayment of the corresponding amounts under the loan.

Amendment to the Wheeling-Pittsburgh Term Loan Agreement

Wheeling-Pittsburgh Corporation, a wholly-owned subsidiary of the Company (“WPC”), entered into Amendment No. 2, dated as of June 26, 2008 (the “WPC Amendment”), to the Amended and Restated Term Loan Agreement dated as of May 5, 2008, by and among WPC, Wheeling-Pittsburgh Steel Corporation (“WPSC”), as borrower, Severstal (as successor to Essar Steel), as administrative agent and the lenders a party thereto (the “WPC Term Loan Agreement”). The WPC Amendment provides for, among other things, (1) the extension of the maturity date under the WPC Term Loan Agreement to September 30, 2009, (2) the amendment of certain provisions and definitions in the WPC Term Loan Agreement which acknowledge Severstal as lender and administrative agent, (3) the amendment of certain provisions to permit the indebtedness under the Esmark Successor Note and (4) the amendment of the change of control provision to permit the Merger Agreement with Severstal so that on a change of control not involving Severstal, or earlier with the consent of the Company, Severstal will have the right to purchase up to three million shares (minus the number of shares, if any, converted under the ESSG Term Loan Agreement) of Company Common Stock at a price of $12.50 per share, instead of repayment of the corresponding amount of the loan.

Amendment to the Wheeling-Pittsburgh Revolving Loan Agreement

WPC entered into the Eleventh Amendment, dated as of June 25, 2008 (the “Eleventh Amendment”), to the Amended and Restated Revolving Loan Agreement dated as of July 8, 2005, as amended (the “WPC Revolving Loan Agreement”), by and among WPC, WPSC, and General Electric Capital Corporation (“GE Capital”), as administrative agent and lender. The Eleventh Amendment provides for, among other things, (1) the extension of the maturity date under the WPC Revolving Loan Agreement to the earliest of (a) September 30, 2009, (b) the maturity date of the ESSG Term Loan Agreement and (c) the termination of the Merger Agreement, (2) the amendment of certain provisions and definitions in the WPC Revolving Credit Agreement which acknowledge the Merger Agreement, (3) the amendment of certain provisions to permit the indebtedness under the Esmark Note and (4) the amendment of the change of control definition provided in the events of default section of the WPC Revolving Loan Agreement to permit the Merger Agreement with Severstal.

Amendment to the ESSG Revolving Credit Agreement

ESSG entered into Amendment No. 6, dated as of June 25, 2008 (the “Sixth Amendment”), to the Credit Agreement, dated as of April 30, 2007, as amended (the “ESSG Revolving Credit Agreement”), by and among ESSG and its subsidiaries and General Electric Capital Corporation, as administrative agent, co-collateral agent, and lender. The Sixth Amendment provides for, among other things, (1) the extension of the maturity date under the ESSG Revolving Credit Agreement to the earliest of (a) September 30, 2009, (b) the maturity date of the ESSG Term Loan Agreement, (c) the commitment termination date set forth in the WPC Revolving Loan Agreement, or (d) any earlier date on which the commitments under the ESSG Revolving Credit Agreement are reduced to zero or otherwise terminated, (2) the amendment of certain provisions and definitions in the ESSG Revolving Credit Agreement which acknowledge the Merger Agreement, (3) the amendment of certain provisions to permit the indebtedness under the Esmark Note and (4) the amendment of the change of control provision to permit the Merger Agreement with Severstal.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 25, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ESMARK INCORPORATED

By:	/s/ Paul J. Mooney
Paul J. Mooney
Executive Vice President and Chief Financial Officer

Dated: July 1, 2008